FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is made as of this 19th day of July, 2005, by and among MESTEK, INC., a Pennsylvania corporation having a principal place of business at 260 North Elm Street, Westfield, Massachusetts 01085 (the “Borrower”), each lender from time to time a party thereto (collectively, the “Lenders”) and BANK OF AMERICA, N.A., a national banking association having a usual place of business at 100 Federal Street, Massachusetts 02110 (the “Agent” or “Bank”).

RECITALS

Reference is made to that certain Credit Agreement dated as of October 19, 2004 between the Borrower, the Lenders, from time to time a party thereto, and the Agent (the “Credit Agreement”), pursuant to which Credit Agreement the Lenders have extended certain credit facilities to the Borrower including those evidenced by certain Notes dated as of October 19, 2004 made by the Borrower payable to each of the Lenders, all as more fully described in the Credit Agreement. The Credit Agreement, the Notes and all other documents, instruments and agreements executed in connection therewith, are collectively hereinafter referred to as the “Loan Documents.” All capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Credit Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree that the Credit Agreement is amended, effective as provided hereinbelow, as follows:

1.            Section 1.01 is amended, effective upon closing of the Omega Flex Spin-Off, by deleting the definition of the defined term “Cash Flow Coverage Ratio” in its entirety and replacing it with the following:

“Cash Flow Coverage Ratio” for any period shall mean, all as calculated on a consolidated basis, of the Borrower and its Subsidiaries, the ratio of (i) EBITDA, minus cash taxes actually paid, minus dividends actually paid, minus capital expenditures for such period; to (ii) the Borrower and its Subsidiaries interest expense, plus scheduled payments of principal on Indebtedness for such period. Notwithstanding the foregoing, calculation of the Cash Flow Coverage Ratio shall be subject to adjustment by adding to the sum of clause (i) hereinabove, an amount equal to the amount of any consolidated cash increase in capital of the Borrower as a result exercise of stock options held as of the date of this Agreement by officers of Omega Flex or officers of the Borrower, respectively, as the case may be, and by excluding any stock dividends or distributions of Omega Flex stock to shareholders of the Borrower in connection with the Omega Flex Spin-Off.

2.            Section 1.01 is amended, effective upon closing of the Omega Flex Spin-Off, by deleting the definition of the defined term “ERISA Affiliate” in its entirety and replacing it with the following:

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“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code), excluding, however, Omega Flex.

3.            Section 1.01 is amended, effective upon closing of the Omega Flex Spin-Off, by deleting the term “EBITDA” in its entirety and replacing it with the following:

“EBITDA” for any period shall mean, all as calculated on a consolidated basis, Mestek’s and Subsidiaries’ operating earnings from continuing operations, plus Mestek’s and Subsidiaries’ depreciation and amortization, plus goodwill impairment to the extent such goodwill impairment affects operating earnings. Notwithstanding the foregoing, the calculation of EBITDA for any testing period shall include applicable financial information for Omega Flex for any fiscal quarter prior to and including the fiscal quarter in which the Omega Flex Spin-Off closes.

4.	Section 1.01 is amended by adding the following defined term and definition:

“Formtek” means Formtek Metal Processing, Inc., a Delaware corporation.

5.	Section 1.01 is amended by adding the following defined term and definition:

“Formtek Mortgage” means the deed of trust granted by Formtek to the Bank to secure certain Indebtedness owed by Formtek to the Bank in connection with the acquisition of and improvements to certain property owned by Formtek located at 182 Northwest Industrial Court, Bridgetown, Missouri.

6.            Section 1.01 is amended, effective upon closing of the Omega Flex Spin-Off, by deleting the definition of the defined term “Guarantor” in its entirety and replacing it with the following:

“Guarantor” means, jointly, severally and collectively, Advanced Thermal Hydronics, Inc., Boyertown Foundry Company, Deltex Partners, Inc., Engel Industries, Inc., Formtek, Inc., Met-Coil Systems, LLC, Hill Engineering, Inc., Formtek Metal Forming, Inc., Formtek Metal Processing, Inc., Iowa Rebuilders, Inc., Gentex Partners, Inc., Keyser Properties, Inc., Lexington Business Trust, Mestek Canada, Inc., Pacific/Air Balance, Inc., Westcast, Inc., Mestex Ltd., Yorktown Properties, Ltd., and any other Person that has guaranteed any of the Obligations.

7.	Section 1.01 is amended by adding the following defined term and definition:

“Mestek Buy Back” means the transaction or series of transactions pursuant to which the Borrower purchases, redeems or otherwise acquires shares of its common stock having an aggregate purchase price not to exceed $12,000,000.

8.	Section 1.01 is amended by adding the following defined term and definition:

“Omega Flex” means Omega Flex, Inc., a Pennsylvania corporation.

9.	Section 1.01 is amended by adding the following defined term and definition:

“Omega Flex Spin-Off” means the transaction pursuant to which Omega Flex will be separated from the Borrower by means of a pro rata distribution of the eighty-six (86%) percent of the common stock of Omega Flex held by the Borrower to shareholders of the Borrower, as more fully described in the Schedule 14C filed by the Borrower with the United States Securities and Exchange Commission on April 29, 2005.

10.	Section 2.02(a) is deleted in its entirety and replaced with the following:

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $200,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

11.	Section 2.05 is deleted in its entirety and replaced with the following:

2.05 Prepayments. (a) Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $200,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Pro Rata Shares.

12.          Section 6.12(a) is deleted in its entirety, effective upon closing of the Omega Flex Spin-Off, and replaced with the following:

(a) Minimum Consolidated Net Worth. Maintain as of the end of each fiscal quarter commencing June 30, 2005, a Consolidated Net Worth equal to not less than the sum of the following:

(i)	Ninety-Five Million Dollars ($95,000,000); plus

(ii)          commencing with the fiscal period beginning July 1, 2005 and ending December 31, 2005, and for each full fiscal year ending thereafter, the cumulative sum of 50% of net income after income taxes (without subtracting losses) earned during each such fiscal period or fiscal year, as the case may be.

13.	Section 7.01(a) is deleted in its entirety and replaced with the following:

(a) Liens pursuant to the Formtek Mortgage or any Loan Document;

14.	Section 7.03(e) is deleted in its entirety and replaced with the following:

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,000,000, excluding Indebtedness secured by the Formtek Mortgage, and provided that the Bank is advised of any such financing needs of the Borrower and given an opportunity to submit a proposal with respect to such financing needs; and

15.          Section 7.04 is amended by deleting the introductory clause thereof in its entirety and replacing it with the following:

7.04 Fundamental Changes. Except for the Omega Flex Spin-Off and the Mestek Buy Back, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

16.          Section 7.05 is amended by deleting the introductory clause thereof in its entirety and replacing it with the following:

7.05 Dispositions. Except for the Omega Flex Spin-Off and the Mestek Buy Back, make any Disposition or enter into any agreement to make any Disposition except:

17.          Section 7.06 is amended by deleting the introductory clause thereof in its entirety and replacing it with the following:

7.06 Restricted Payments. Except for the Omega Flex Spin-Off and the Mestek Buy Back, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

18.          In the event that either the Omega Flex Spin-Off or the Mestek Buy Back for any reason does not occur on or before December 31, 2005, numbered paragraphs 1, 2, 3, 7, 12, 15, 16, and 17 of this Amendment, with respect to either the Omega Flex Spin-Off or the Mestek Buy Back, whichever does not occur, as the case may be, shall be null and void ab initio, and have no further force or effect.

19.          Except as amended, modified or supplemented by this Amendment, all of the terms, conditions, covenants, provisions, representations and warranties contained in the Credit Agreement and other Loan Documents shall remain in full force and effect and are hereby acknowledged, ratified, confirmed and continued as if fully restated hereby.

20.          The invalidity or unenforceability of any term or provision of this Amendment shall not affect the validity or enforceability of any other term or provision of this Amendment, or contained in the Credit Agreement or other Loan Documents.

21.          It is the intention of the parties hereto that this Amendment shall not constitute a novation and shall in no way adversely affect or impair performance of the obligations of the Borrower under the Credit Agreement or other Loan Documents.

22.          This Amendment is to be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

23.          This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties thereto may execute this Amendment by signing any one counterpart.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the foregoing Amendment has been executed as an instrument under seal as of the date first above written.

MESTEK, INC, as Borrower

By: ______________________________________

Stephen M. Shea.
Senior Vice President Finance

BANK OF AMERICA, N.A., as Agent and a Lender

By: ______________________________________

SOVEREIGN BANK, as a Lender

By: ______________________________________

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: ______________________________________